Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 28, 2022, with respect to the consolidated financial statements of Lordstown Motors Corp., and the effectiveness of internal control over financial reporting, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

March 18, 2022